Exhibit 10.2
Description of Annual Bonus Plans
On May 9, 2007, the Board of Directors of Alon USA Energy, Inc. (“Alon”) approved two annual bonus plans pursuant to Alon’s 2005 Incentive Compensation Plan. Annual cash bonuses under these plans are generally distributed to eligible employees in the first quarter of each year based on the previous year’s performance. The plan elements described below are applicable to both bonus plans, with the exception that Alon’s refining and marketing employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery and the employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in the other plan based primarily on the performance of Alon’s California refineries.
Under each bonus plan, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each plan will be calculated each year based on 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan. All of Alon’s current named executive officers are eligible to participate in the bonus plan applicable to Alon’s refining and marketing employees. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement.